Exhibit 22


                                 WILTEK, INC.

                                  Subsidiary


                                                      Jurisdiction of
                Name                                   Incorporation

         Wiltek (U.K.) Ltd.                           United Kingdom

The corporation listed is a direct subsidiary of Wiltek, which owns 100% of the voting securities. The subsidiary is included in the consolidated financial statements.